NON-COMPETITION, NON-DISCLOSURE,
AND NON-SOLICITATION AGREEMENT

This Non-Competition, Non-Disclosure and Non-Solicitation Agreement (“Agreement”), dated this _______ day of December 2010 (the “Effective Date”), by and between ___________________________________ (“Holder”) and Piper Acquisition III, Inc., a Nevada corporation (the “Purchaser”).

RECITALS

A.           Pursuant to the Contribution Agreement by and among the Purchaser, First Street Hospital, L.P. (“Hospital”), First Surgical Woodlands, L.P. (“Woodlands”), First Street Surgical Center, L.P. (“Surgical Center”), First Surgical Partners, L.L.C. (“Partners” and together with Hospital, Woodlands and Surgical Center, the “Entities”) the Purchaser is acquiring the Entities and the Holder is acquiring shares of common stock of Purchaser (the “Contribution Agreement”).

B.           Holder has been a partner in one or more of the Entities for many years and has developed and received special, unique and extraordinary knowledge, information and goodwill in connection therewith.

C.           It is a condition precedent to the consummation of the transactions contemplated by the Contribution Agreement, and an inducement to the Purchaser to enter into the Contribution Agreement and effect the purchase of the Entities and their respective businesses thereunder and the goodwill represented thereby, that the parties hereto execute and deliver this Agreement.

D.           Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Contribution Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Non-Competition; Non-Solicitation.  Commencing on the date hereof and ending on the last day of the Restricted Period (as defined below), Holder covenants and agrees that he will not, without the Purchaser’s prior written consent, directly or indirectly, either on behalf of himself or on behalf of any business venture, as an employee, consultant, partner, principal, stockholder, officer, director, trustee, agent, or otherwise (other than on behalf of the Purchaser or its Affiliates):

(A)           be employed by, engage or participate in the ownership, management, operation or control of, or act in any advisory, expert, consulting or other capacity for, any entity or individual that owns, operates, manages or controls a medical facility (the “Competing Facility”) that competes with the Purchaser or its Affiliates and that is located in a county in which one of Purchaser’s or Purchaser’s Affiliate’s facilities is located or a county immediately adjacent to a county in which one of Purchaser’s or Purchaser’s Affiliate’s facilities is located;

(B)           solicit or divert any business or any customer from the Purchaser or its Affiliates or assist any person, firm, corporation or other entity in doing so or attempting to do so;

(C)           cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Purchaser or its Affiliates or assist any person, firm, corporation or other entity in doing so; or

(D)           hire, solicit or divert from the Purchaser or its Affiliates any of their respective employees, consultants or agents who have, at any time during the immediately preceding one (1) year period from the date hereof or during the Restricted Period, been engaged by the Purchaser or its Affiliates, nor assist any person, firm, corporation or other entity in doing so.

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As used in this Agreement, the term “Affiliates” shall mean any entity controlling, controlled by or under the common control of the Purchaser. For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of thirty (30%) percent or more of the outstanding shares or other voting rights of an entity or possession, directly or indirectly, of the power to direct or cause the direction of management and policies of an entity.

As used in this Agreement, “Restricted Period” means the period commencing on the date hereof and ending two (2) years from the date that the Holder ceases to be a shareholder of the Company or its successors.

2.           Nondisclosure.  Holder understands and agrees that the business of the Purchaser and its Affiliates is based upon specialized work and Confidential Information (as hereinafter defined). Holder agrees that during the Restricted Period, he shall keep secret all such Confidential Information and that he will not, directly or indirectly, use for his own benefit or for the benefit of others nor Disclose (as hereinafter defined), without the prior written consent of the Purchaser, any Confidential Information. At any time upon the Purchaser’s request, Holder shall turn over to the Purchaser all books, notes, memoranda, manuals, notebooks, records and other documents made, compiled by, delivered to, or in the possession or control of Holder containing or concerning any Confidential Information, including all copies thereof, in any form or format, including any computer hard disks, wherever located, containing any such information, it being agreed that the same and all information contained therein are at all times the exclusive property of the Purchaser and its Affiliates.

As used in this Agreement, the term “Confidential Information” means any information or compilation of information not generally known to the public or the industry, that is proprietary or confidential to the Purchaser, its Affiliates and/or those doing business with the Purchaser and/or its Affiliates, including but not limited to know-how, process, techniques, methods, plans, specifications, trade secrets, patents, copyrights, supplier lists, customer lists, mailing lists, financial information, business plans and/or policies, methods of operation, sales and marketing plans and any other information acquired or developed by Holder in the course of his past, present and future dealings with the Purchaser and its Affiliates, which is not readily available to the public.

“Confidential Information” does not include any information, datum or fact: (a) currently available to the public as of the date hereof; (b) after it becomes available to the public other than as a result of a breach hereof or other wrongful conduct by Holder; (c) after it becomes available to Holder on a non-confidential basis from a source other than the Company or its Affiliates or a person or entity breaching his or its confidentiality agreement or other relationship of confidence with the Company or its Affiliates; (d) developed independently by Holder without any reference to or use whatsoever of any Confidential Information of the Company or its Affiliates; or (e) if Holder is compelled by court or government action pursuant to applicable law to disclose such information.

As used in this Agreement, the term “Disclose” means to reveal, deliver, divulge, disclose, publish, copy, communicate, show, allow or permit access to, or otherwise make known or available to any third party, any of the Confidential Information.

3.           Blue Pencil Doctrine.  In the event that the restrictive covenants contained in Section 1 and/or Section 2 of this Agreement shall be found by a court of competent jurisdiction to be unreasonable by reason of such restrictive covenants extending for too great a period of time or over too great a geographic area or by reason of such restrictive covenants being too extensive in any other respect, then such restrictive covenant shall be deemed modified to the minimum extent necessary to make such restrictive covenant reasonable and enforceable under the circumstances.

4.           Injunctive Relief.  If Holder shall breach or threaten to breach any of the provisions of Section 1 and/or Section 2, in addition to and without limiting any other remedies available to the Purchaser at law or in equity, the Purchaser shall be entitled to seek immediate injunctive relief in any court to restrain any such breach or threatened breach and to enforce the provisions of Section 1 and/or Section 2, as the case may be. Holder acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any proceeding is brought seeking injunctive relief, Holder shall not use as a defense thereto that there is an adequate remedy at law.

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5.           Reasonableness of Covenants.  Holder acknowledges and agrees that the restrictive covenants contained in this Agreement are a necessary inducement to Purchaser purchasing Holder’s ownership interests in the Entities, and that the scope (geographic and otherwise) and period of duration of the restrictive covenants contained in this Agreement are both fair and reasonable and that the interests sought to be protected by the Purchaser are legitimate business interests entitled to be protected. Holder further acknowledges and agrees that the Purchaser would not have purchased Holder’s ownership interests in the Entities pursuant to the Contribution Agreement unless Holder entered into this Agreement.

6.           General Provisions.

(A)           Entire Agreement.  This Agreement, together with the Contribution Agreement and any other agreements contemplated thereby, contain the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, oral or written, among the parties hereto and thereto with respect to the subject matter hereof and thereof.

(B)           Amendment; Waiver.  No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by all of the parties and then such waiver shall only be effective in the specific instance and for the specific purpose for which it was given.

(C)           Notices.  All notices and other communications under this Agreement shall be in writing and shall be given in accordance with the notice provisions of the Contribution Agreements.

(D)           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representative(s), successors and permitted assigns. This Agreement may be assigned to, and thereupon shall inure to the benefit of, any organization which succeeds to substantially all of the business or assets of the Purchaser, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Purchaser or otherwise, including, without limitation, by operation of law.

(E)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of Texas located in the City of Houston and the Federal district court for the Southern District of Texas located in Harris County with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court.

(F)           Recovery of Attorneys’ Fees and Costs.  If any action for breach of or to enforce the provisions of this Agreement is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys’ fees and costs. Such attorneys’ fees and costs shall be paid by the non-prevailing party in such action.

(G)           Headings.  The headings to the paragraphs of this Agreement are intended for the convenience of the parties only and shall in no way be held to explain, modify, amplify or aid in the interpretation of the provisions hereof.

(H)           Severability.  The provisions of this Agreement shall be deemed severable and if any portion hereof shall be held invalid, illegal or unenforceable for any reason by a court of competent jurisdiction, the remainder shall not thereby be invalidated but shall remain in full force and effect.

(I)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

(J)           Referrals.  Nothing in this Agreement limits the ability of Holder refer patients to any facility.

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(K)           Compliance with Business and Commerce Code.  To the extent that this agreement does not qualify for an exception from the provisions of Tex. Bus. & Comm. Code § 15.50(b) pursuant to Tex. Bus. & Comm. Code § 15.50(c):  (i) this Agreement will not deny Holder access to a list of Holder’s patients whom Holder had seen or treated within one year of termination of the contract or employment; (ii) Holder shall have access to medical records of Holder’s patients upon authorization of the patient and any copies of medical records for a reasonable fee as established by the Texas Medical Board under Section 159.008, Occupations Code; (iii) any access to a list of patients or to patients’ medical records after termination of the contract or employment shall not require such list or records to be provided in a format different than that by which such records are maintained except by mutual consent of the parties to the contract; (iv) Holder will not be prohibited from providing continuing care and treatment to a specific patient or patients during the course of an acute illness even after the contract or employment has been terminated; and (v) the covenant not to compete of this Agreement may be bought out by Holder for a reasonable price determined by a mutually agreed upon arbitrator or, in the case of an inability to agree, an arbitrator of the court whose decision shall be binding on the parties.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first set forth above.

Holder:	Purchaser:

PIPER ACQUISITION III, INC.

By:	By:
Name:	Name:
Title:	Title:

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